February 27, 2020

Board of Directors
Discovery, Inc.
8403 Colesville Road
Silver Spring, MD 20910

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Discovery, Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”) pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Form 10-K and issued our report thereon dated February 27, 2020. Note 2 to the financial statements describes a change in accounting principle to change the goodwill impairment date from November 30th to October 1st. It should be understood that the preferability of one acceptable method of accounting over another for the date of the goodwill impairment assessment has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
McLean, Virginia